EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Wm. Wrigley Jr. Company Announces Financial Results for Third Quarter and Nine Months and Declares Dividend

CHICAGO - October 26, 2004 - The Wm. Wrigley Jr. Company (NYSE:WWY) announced today double-digit volume, sales and earnings growth for the third quarter and the nine months ended September 30, 2004. Earnings per share of $0.56 for the quarter and $1.67 through nine months were up 12% from the year-ago periods on global sales growth of 17% for the quarter and 20% year to date. Sales increases were driven by worldwide shipment growth of 13% in the quarter and 14% through nine months. These volume gains are the result of solid performance of the Wrigley business and the impact of the Joyco acquisition that closed earlier this year.

Sales and Gross Margins

Global sales for the third quarter rose to $917 million, an increase of $134 million or 17% from a year ago.

Sales were driven by volume growth and favorable mix, as well as a 6% contribution from the Joyco acquisition. Translation of foreign currencies to a weaker U.S. dollar contributed 4% to third quarter sales increases.

Sales in North America were up 6% driven by positive mix and volume growth. In the U.S., the Orbit(R) and Eclipse(R) brands were particularly significant contributors to the sales growth; in Canada, strong volume helped drive an overall double-digit sales increase. In Wrigley's EMEAI region (principally Europe), sales were up 22% on strong volume growth - particularly in Russia, the U.K. and the Ukraine - and the benefit of favorable currency translation. In Asia, sales were up 23%, primarily on volume growth - especially from China. Across both EMEAI and Asia, the Joyco acquisition contributed somewhat less than half of the sales increase.

For the nine months, consolidated net sales were $2.69 billion, up $439 million or 20% from 2003 on solid volume gains and positive mix as well as a 5% contribution to global sales growth from Joyco. Sales in North America were up 9%, EMEAI sales grew by 25% and Asia grew by 22%. Translation of foreign currencies to a weaker U.S. dollar contributed 5% to nine-month sales increases.

Consolidated gross margins for the quarter and the nine months were 55.5% and 56.1% respectively, down 30 basis points and 130 basis points versus the same periods a year ago. In the quarter, favorable

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mix among Wrigley products was offset by the Joyco acquisition and its current product margins. In the nine months, approximately a third of the decline in margins was due to higher costs associated with Wrigley's new products, while two-thirds reflects the Joyco acquisition.

Operating Profits and Net Earnings

Consolidated operating profits in the quarter grew by 10%, reflecting the sales increases in all regions and the positive impact of currency, somewhat offset by increased investment in brand support, selling infrastructure, IT and R&D, as well as costs associated with the Joyco acquisition. Third quarter net earnings of $126 million were up $13 million or 11%. On a per share basis, earnings for the quarter were $0.56, up $0.06 or 12%, with currency contributing 4 cents to the gain.

Consolidated operating profits in the nine months were up 12% versus the prior year due to good performance around the globe and contributions from currency, moderated by investment in the business and the impact of Joyco. For the nine months net earnings were up $40 million or 12% to $376 million. On a per share basis, earnings were $1.67, up $0.18 or 12%, with currency adding 10 cents to the bottom line.

"We are very pleased with the solid performance of our business, particularly the positive product mix in the U.S. and the volume gains across EMEAI and Asia. Progress with the integration of our Joyco acquisition continues," said Ronald V. Waters, Wrigley's Chief Operating Officer, "as we are taking advantage of some selective early opportunities to launch Joyco brands through the Wrigley sales infrastructure."

Dividend Declaration

At their regular meeting held today in Chicago, the Board of Directors of the Wrigley Company declared a regular dividend of $0.235 on each share of Common Stock and each share of Class B Common Stock for the three-month period beginning February 1, 2005. These dividends are payable on Tuesday, February 1, 2005 to stockholders of record of each class of stock outstanding at the close of business on Friday, January 14, 2005.

CONTACTS:	Christopher Perille Senior Director - Corporate Communications Phone: (312) 645-4077	Kelly McGrail Director - Corporate Communications Phone: (312) 645-4754

The Wrigley Company is a recognized leader in the confectionery field and the world's largest manufacturer and marketer of gum, with global sales of over $3 billion. The Company markets its world-famous brands in over 180 countries. Those brands, a couple of which have been around for over 100 years, include Doublemint(R), Wrigley's Spearmint(R), Big Red(R), Juicy Fruit(R), Winterfresh(R), Extra(R), Freedent(R), Hubba Bubba(R), Orbit(R), Excel(R), Eclipse(R), Airwaves(R), Alpine(R), Cool Air(R), and P.K(R).

To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the Company's meaningful cautionary disclosure regarding such statements. A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

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STATEMENT OF CONSOLIDATED EARNINGS OF
WM. WRIGLEY JR. COMPANY

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

Net sales	$ 916,675,000	$ 782,877,000	$ 2,686,732,000	$ 2,247,884,000

Cost of sales	407,944,000	346,264,000	1,179,596,000	956,854,000

Gross profit	508,731,000	436,613,000	1,507,136,000	1,291,030,000

Selling, general and
administrative expense	324,882,000	269,152,000	957,448,000	801,185,000

Operating income	183,849,000	167,461,000	549,688,000	489,845,000

Investment income	3,110,000	1,953,000	7,870,000	6,354,000
Other income (expense)	(1,995,000)	(3,138,000)	(4,670,000)	(2,057,000)

Earnings before income taxes	184,964,000	166,276,000	552,888,000	494,142,000

Income taxes	59,188,000	53,208,000	176,924,000	158,125,000

Net earnings	$ 125,776,000	113,068,000	$ 375,964,000	336,017,000

Net earnings per average share
of common stock (basic and diluted)(a)	$ 0.56	0.50	$ 1.67	1.49

Average number of shares
Outstanding for the period	224,471,102	224,885,601	224,650,871	225,016,127

(a) Per share calculations based on the average number of shares outstanding for the period.